                                                                    Exhibit 21.1

            SUBSIDIARIES OF AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

NAME OF COMPANY                                        JURISDICTION OF FORMATION
---------------                                        -------------------------
Aircraft Service International, Inc.                   Delaware
     ASII (Aircraft Service Canada) LTD.               Canada
     ASII Holding GmbH                                 Germany
ASIG Europe Limited                                    England
     Aircraft Service Ltd.                             England
Dispatch Services, Inc.                                Florida
Florida Aviation Fueling Company, Inc.                 Florida
Bahamas Airport Services Limited                       Bahamas
     Freeport Flight Services, LTD.                    Bahamas